Exhibit 99.1
FOR IMMEDIATE RELEASE
---------------------


                     COMMSCOPE ANNOUNCES RECORD FOURTH QUARTER,
                          FULL-YEAR 1999 RESULTS;
       FOURTH-QUARTER ORDERS OF $217 MILLION, REVENUE OF $212 MILLION
                      AND EARNINGS PER SHARE OF $0.39
-----------------------------------------------------------------------------

HICKORY, NC -- (FEBRUARY 1, 2000) CommScope, Inc. (NYSE: CTV) a world leader in the manufacture of broadband and high-performance communication cables, today announced record sales and earnings per share for the fourth quarter ended December 31, 1999. Earnings per share rose 50% to an all-time record $0.39 per diluted share in this year's fourth quarter from $0.26 per diluted share, including one-time items, in the fourth quarter of 1998.

Sales for the fourth quarter increased 45% to a new all-time record of $211.6 million, compared to $146.2 million in the fourth quarter of 1998. This record performance was primarily driven by strong broadband cable sales to domestic telecommunications companies. Domestic sales rose 52% to $165.9 million, up from $109.2 million in the fourth quarter of 1998. International sales rose to $45.7 million, up 24% year over year.

Orders booked in the fourth quarter rose to $216.9 million, up from $152.0 million in the same period last year. Orders reflect particular strength in international markets. While domestic orders were also strong, they reflect the typical seasonality expected during the winter months.

Net income for the fourth quarter rose 58% to an all-time record of $20.5 million, up from $13.0 million in the fourth quarter of 1998.

For 1999, CommScope reported net sales of $748.9 million, up 31% from $571.7 million for 1998. Net income for 1999 was $68.1 million and earnings were $1.31 per diluted share, compared to net income of $39.2 million and earnings of $0.79 per diluted share for 1998. Results for 1998 included one-time benefits related to the sale of a business and partial reversal of charges associated with a closed joint venture. Excluding these benefits, 1998 net income was $35.9 million and earnings were $0.73 per share.

"1999 was a great year for CommScope," said Frank M. Drendel, Chairman and Chief Executive Officer. "We experienced strong growth during the year due to the rapidly expanding bandwidth needs of the telecommunications industry.

"We continue to enhance our ability to benefit from this ongoing bandwidth revolution and intend to expand our capabilities for providing enabling cable technology to telecommunications companies around the world.

"We also continue to invest in research and development of new products so that we can anticipate the bandwidth needs of our rapidly evolving industry. For example, during 1999, we experienced tremendous growth in wireless, telecom and fiber-optic sales," Drendel continued. "We believe that CommScope's Cell Reach(R) products are now recognized as a new standard for performance and value in the wireless industry. Sales of Cell Reach products have more than quadrupled in 1999, ahead of our expectations. Other telecom sales more than doubled and fiber-optic sales rose by more than 50%."

OTHER FOURTH QUARTER HIGHLIGHTS
-------------------------------
o CATV/Video sales worldwide increased to $147.1 million, up 21% year over year. Domestic CATV/Video sales also rose 21% year over year, due primarily to strong sales to Multiple System Operators (MSOs).

o Local Area Network (LAN) sales rose to $26.9 million, up 79% year over year and up 18% sequentially. While demand remains strong for high-performance products, LAN orders have been affected by the normal seasonal slowdown.

o Wireless and Other Telecom sales more than tripled to $37.6 million compared to last year and increased 22% sequentially. During the quarter, CommScope was selected by Metricom to supply wireless coaxial cable and accessories for Metricom's national deployment of their Ricochet 128 kbps, high-speed mobile data service.

o Due to the significant progress in the wireless market and strength in other markets, CommScope announced the establishment of a new cable technology center. The company purchased an existing facility in Newton, N.C., which contains approximately 455,000 square feet of manufacturing and office space. This CommScope Cable Technology Center is expected to house the majority of the Company's wireless manufacturing, research and engineering activities.

o CommScope completed a $172.5 million convertible subordinated note offering. The 4% convertible subordinated notes are due in 2006. The net proceeds from this offering were approximately $167.5 million and were primarily used to repay outstanding indebtedness under the Company's credit facility. Due to the repayment of amounts outstanding under this facility, the Company terminated related interest-rate hedges. The termination of these hedges, net of other related expenses, generated a one-time, after-tax gain of approximately $480 thousand, or approximately $0.01 per share. The Company also expects that this transaction will have an overall accretive impact to calendar year 2000 earnings.

"Overall, the fourth quarter was another excellent quarter for CommScope," Drendel noted. "We delivered strong growth while continuing to focus on cost reduction. Gross margins for the fourth quarter rose to approximately 27.8%, up more than 200 basis points from the fourth quarter of 1998 and up approximately 80 basis points sequentially."

OUTLOOK AND OPERATING ISSUES
----------------------------
In addition to previous capacity announcements, the Company today announced its intent to expand its product capacity for wired Hybrid Fiber Coaxial
(HFC) networks. The Company believes the additional capacity is needed to meet increasing global demand over the longer-term.

"Backed by a strong, longer-term capital structure and robust demand for bandwidth, we believe that we have the opportunity to achieve sales growth of 20% or better during calendar year 2000," Drendel added.

CommScope noted, however, that during January the Company experienced delays in shipping certain products due to severe weather and in connection with the implementation of a new integrated information system, which was adopted on January 2, 2000. CommScope is working to correct these transition issues and has increased shipping efforts to reduce the weather-related and system-related backlogs. Production has run at scheduled rates, with the exception of minor delays created by severe winter weather.

The Company continues to believe that it will achieve consensus analyst estimates of $1.53 per diluted share for the full year 2000. However, CommScope believes that it may fall slightly below consensus analyst estimates of $0.30 per diluted share for the first quarter of 2000 due to the impact of severe weather and in connection with the implementation of this new integrated information system.

CommScope also announced new global pricing for cable television products due to escalating material costs. Prices for essentially all hybrid fiber coaxial (HFC) related cable products will be increased approximately 6-8%, with implementation beginning February 15, 2000. "While CommScope continues to engage in aggressive cost management, many costs continue to rise," Drendel stated. "Prices have increased substantially over the past few months for key materials such as aluminum, copper, polyethylene and PVC.

"CommScope remains committed to providing outstanding service and technology leadership to our customers. We believe that, over the longer term, our new integrated information system, additional capacity and recovery of escalating material costs will support a level of service excellence that our customers expect," Drendel added.

CommScope is the world's largest manufacturer of coaxial cable and is a leading supplier of high-performance cables for LAN, wireless and other communications applications.

     Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to CommScope's implementation of a new integrated information system, relative market position, sales and growth goals, outlook and earnings. While CommScope believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to effective implementation of the new integrated information system, developments in technology, pricing and acceptance of CommScope's products, changes in material costs, industry competition, regulatory changes affecting the cable industry, international economic conditions, telecommunications industry capital spending, successful expansion and related operation of the Newton and Claremont facilities, successful implementation of the bi-metals operation and other vertical integration activities, and other factors. The cautionary statements contained in Exhibit 99 to CommScope's Form 10-Q for the quarter ended September 30, 1999 are incorporated herein by reference.

             Visit CommScope at our Web Site--www.commscope.com


CONTACTS:

PHIL ARMSTRONG
INVESTOR RELATIONS
(828) 323-4848

BETSY LAMBERT, APR
MEDIA RELATIONS
828-323-4873
                                    ####

                              COMMSCOPE, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
          (IN THOUSANDS, EXCEPT NET INCOME PER SHARE INFORMATION)


                                                       THREE MONTHS ENDED
                                                          DECEMBER 31,
                                                     1999            1998(A)
                                                 -----------      ------------

Net sales                                        $   211,646      $  146,188

Operating costs and expenses:
   Cost of sales                                     152,768         109,141
   Selling, general and administrative                20,140          14,120
   Research and development                            2,792           1,174
   Amortization of goodwill                            1,447           1,297
                                                 -----------      ------------

       Total operating costs and expenses            177,147         125,732
                                                 -----------      ------------

Operating income                                      34,499          20,456
Other income, net                                        744           1,958
Interest expense                                      (2,441)         (3,346)
Interest income                                          297             122
                                                 -----------      ------------

Income before income taxes                            33,099          19,190
Provision for income taxes                           (12,612)         (6,211)
                                                 -----------      ------------

Net income                                       $    20,487      $   12,979
                                                 ===========      ============
Net income per share:
   Basic                                         $      0.40      $     0.26
   Assuming dilution                             $      0.39      $     0.26

Weighted-average shares outstanding:
   Basic                                              50,841          49,374
   Assuming dilution                                  53,085          49,568



(A) Results for the twelve months ended December 31, 1998 include a one-time benefit of $1,973 included in other income, net for the partial reversal of fourth quarter 1997 charges related to the Company's 49% investment in an Australian joint venture. Excluding this benefit, income before income taxes was $17,217, the provision for income taxes was $6,179, and net income was $11,038 ($0.22 per share basic and assuming dilution).

                              COMMSCOPE, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
          (IN THOUSANDS, EXCEPT NET INCOME PER SHARE INFORMATION)



                                                          YEAR  ENDED
                                                          DECEMBER 31,
                                                     1999            1998(A)
                                                 -----------      ------------

Net sales                                        $   748,914      $  571,733

Operating costs and expenses:
   Cost of sales                                     548,808         437,140
   Selling, general and administrative                68,869          52,817
   Research and development                            8,332           5,612
   Amortization of goodwill                            5,388           5,194
                                                 -----------      ----------

       Total operating costs and expenses            631,397         500,763
                                                 -----------      ----------

Operating income                                     117,517          70,970
Other income, net                                        736           4,134
Interest expense                                     (10,230)        (15,448)
Interest income                                          604             558
                                                 -----------      ----------

Income before income taxes                           108,627          60,214
Provision for income taxes                           (40,550)        (20,983)
                                                 -----------      ----------

Net income                                       $    68,077      $   39,231
                                                 ===========      ==========
Net income per share:
   Basic                                         $      1.34      $     0.80
   Assuming dilution                             $      1.31      $     0.79

Weighted-average shares outstanding:
   Basic                                              50,669          49,221
   Assuming dilution                                  52,050          49,521



(A) Includes one-time benefits of $1,973 included in other income, net for the partial reversal of fourth quarter 1997 charges related to the Company's 49% investment in an Australian joint venture and a one-time gain from the sale of the Company's high-temperature aerospace and industrial cable business and related agreements of $2,123 also included in other income, net. Excluding these amounts, income before income taxes was $56,118, the provision for income taxes was $20,187 and net income was $35,931 ($0.73 per share basic and assuming dilution).